UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

June 29, 2007

Date of Report (Date of earliest event reported)

BASIN WATER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51991	20-4736881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8731 Prestige Court Rancho Cucamonga, CA	91730
(Address of principal executive offices)	(Zip Code)

(909) 481-6800

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2007, Basin Water, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Scott B. Hamilton, who will serve as the Company’s General Counsel. The Employment Agreement will be effective as of July 30, 2007, or such later date mutually agreed by the parties when Mr. Hamilton is able to commence full-time employment with the Company, but not later than August 15, 2007 (the “Effective Date”).

Since 2005, Mr. Hamilton has served as Associate General Counsel of Veolia Water North America Operating Services, LLC, previously known as USFilter Operating Services, Inc., a water services company, and from 1999 to 2004, served as Senior Counsel of the same company. From 1998 to 1999, Mr. Hamilton served as the Vice President, General Counsel and Assistant Secretary of US Filter Operating Services, Inc., and Regional Counsel of United States Filter Corporation, before its acquisition by Veolia Water North America. From 1992 to 1998, Mr. Hamilton served in the enforcement division of the Securities and Exchange Commission, and prior to that was involved in the private practice of law for several years. Mr. Hamilton holds a B.A. in Comparative Area Studies and History from Duke University and a J.D. from the University of Illinois College of Law.

The Employment Agreement has a term of three years and provides that Mr. Hamilton will receive a salary of $175,000 per year. Mr. Hamilton will also be eligible for an annual bonus ranging from 15% to 75% of his base salary depending on whether the Company meets certain annual targeted revenue and net income targets set by the Company’s Compensation Committee.

Under the Employment Agreement, Mr. Hamilton will receive a restricted stock award of 25,000 shares of the Company’s common stock, as to which one-third of the shares will vest on each of the first, second and third anniversaries of the Effective Date. Mr. Hamilton will also receive an option to purchase 25,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on The NASDAQ Global Market (“Nasdaq”) on the Effective Date, as to which one-third of the shares will vest on each of the first, second and third anniversaries of the Effective Date. Mr. Hamilton will also receive an option to purchase an aggregate of 45,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on Nasdaq on the Effective Date (the “Performance Vesting Option”). The Performance Vesting Option will vest as follows: (i) 6,667 shares subject to the Performance Vesting Option will vest after the closing price of the Company’s common stock on Nasdaq equals or exceeds $15.25 per share for a period of at least 45 continuous days within three years from the date of grant, (ii) 6,667 shares subject to the Performance Vesting Option will vest after the closing price of the Company’s common stock on Nasdaq equals or exceeds $19.00 per share for a period of at least 45 continuous days within three years from the date of grant and (iii) 31,666 shares subject to the Performance Vesting Option will vest after the closing price of the Company’s common stock on Nasdaq equals or exceeds $24.00 per share for a period of at least 45 continuous days within four years from the date of grant. Pursuant to the Company’s 2007 option plan program, and based on the Company’s financial performance, Mr. Hamilton is also eligible to earn an option to purchase that number of shares equal to 50% of his annual base salary divided by the closing price of the Company’s common stock on Nasdaq on the date of grant. The restricted stock award and option grants will be made pursuant to the Company’s 2006 Equity Incentive Award Plan.

The Employment Agreement also provides that (a) the vesting of 100% of Mr. Hamilton’s stock awards will be accelerated immediately prior to a change in control (as defined in the Employment Agreement) of the Company and (b) the vesting of 100% of Mr. Hamilton’s stock awards (other than the Performance Vesting Option) will be accelerated immediately if Mr. Hamilton is terminated without cause or leaves the Company’s employment for good reason (as defined in the Employment Agreement). In addition, if Mr. Hamilton is terminated without cause or leaves the Company’s employment for good reason (as defined in the Employment Agreement), then conditioned upon his signing a release, he shall be entitled to (i) severance of twelve months base salary following the date of termination, (ii) an amount equal to

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the bonus for the year in which the termination occurs, prorated for the period of his employment during that year, (iii) continued healthcare benefits for such period and (iv) outplacement services of $15,000. If such termination without cause or for good reason occurs within 24 months following a change in control, Mr. Hamilton will be entitled to the same amounts set forth above, except that instead of a prorated bonus, Mr. Hamilton will be eligible to receive an amount equal to his entire annual bonus for the year in which the termination occurs.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 to this report, and incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are furnished herewith:

Exhibit No.	Document
10.1	Employment Agreement between Scott B. Hamilton and Basin Water, Inc. dated June 29, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASIN WATER, INC.
(Registrant)

Date: July 6, 2007	BY:	/s/ Thomas C. Tekulve
Thomas C. Tekulve
Chief Financial Officer, Treasurer and Secretary

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